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                                                                  EXHIBIT 10.4.2

                                 FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER



         THIS FIRST AMENDMENT (the "Amendment") is made and entered into this ____ day of March, 1998, by, between and among Republic Bancshares, Inc. ("Republic"), a Florida corporation; Republic Bank (the"Bank"), a Florida chartered commercial bank; and Bankers Savings Bank, F.S.B., a federal savings bank ("BSB"), and amends that certain Agreement and Plan of Merger dated March 2, 1998 between Republic and BSB (the "Agreement").

                               W I T N E S S E T H

         WHEREAS, the Agreement provides for the merger of BSB into and with the Bank, as contemplated by Section 655.412 and Sections 658.41 through 658.45 of the Florida Statutes, and by Part 552 of the Rules and Regulations of the Office of Thrift Supervision; and

         WHEREAS, the Bank, by this Amendment, joins into and becomes a party to the Agreement as if originally named therein and as if an original signatory thereto; and

         WHEREAS, this Amendment, together with the Agreement, constitutes an agreement and plan of merger for the purposes of Section 658.42 of the Florida Statutes; and

         WHEREAS, the Boards of Directors of Republic, the Bank and BSB have approved the Agreement and this Amendment and the Merger contemplated hereby and thereby, and Republic, in its capacity as sole shareholder of the Bank, has approved the Agreement and this Amendment and the Merger contemplated hereby and thereby;

          NOW THEREFORE, in consideration of the mutual covenants, and subject to the terms and conditions set forth below, the parties hereto agree as follows:

          1. RECITALS. The above recitals are true and correct, are incorporated herein and are made a part of this Amendment

          2. CONSTITUENT BANKS. The Bank is a commercial bank organized and existing under the laws of the State of Florida with its principal office at 111 Second Avenue, N.E., St. Petersburg, Florida 33701. A listing of each branch office of the Bank is set forth on Exhibit "B" attached hereto. BSB is a savings association organized and existing under the laws of the United States of America, with its principal office at 2222 Ponce de Leon Blvd., Coral Gables, Florida 33134.


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A listing of each branch office of BSB is set forth on Exhibit "C".

          3. RESULTING STATE BANK. With respect to the resulting state bank the parties hereto agree as follows:

              A. Name. The name of the resulting state bank shall be Republic Bank and the specific location of the proposed main office is 111 Second Avenue, N.E., St. Petersburg, Florida 33701. A list of each existing and proposed branch office is attached hereto as Exhibit "D"

              B. Directors. The names and addresses of each of the directors of the resulting state bank who will serve until the next meeting of stockholders at which directors are elected is attached hereto as Exhibit "E".

              C. Executive Officers. The names and addresses of each of the executive officers of the resulting state bank is attached hereto as Exhibit "F".

              D. Capital Stock. Republic currently has 20,000,000 shares of $2.00 par value common stock authorized, of which 7,035,886 shares are outstanding as of the date hereof. Republic also has 100,000 shares of preferred stock authorized, of which 75,000 shares are outstanding as of the date hereof. As of December 31, 1997, the Bank had retained earnings of $95,531,000.00.

              E. Trust Powers. The Bank , as the resulting state bank, will have trust powers. Currently the Bank's trust powers are inactive with the Florida Department of Banking, subject to activation upon the filing of an appropriate application and notice therefore.

              F. Articles of Incorporation. The Articles of Incorporation of the Bank shall continue to be the Articles of Incorporation of the resulting bank following the effective date of the Merger. A copy of the Articles of Incorporation is attached hereto as Exhibit "G".

          4. TERMS AND CONDITIONS. On the effective date of the Merger, the separate existence of BSB shall cease, and, except as otherwise set forth in the Merger Agreement, the Bank shall succeed to all the rights, privileges, immunities and franchises and all the property real, personal and mixed of BSB, without the necessity for any separate transfer. The Bank shall then be responsible and liable for all liabilities and obligations of BSB, and neither the rights of creditors nor any liens on the property of BSB shall be impaired by the Merger.

          5. CONVERSION OF SHARES. The manner and basis of converting the shares of BSB stock into shares of Republic stock is set forth in Article 2 of the Agreement, which is incorporated herein by reference. Section 2.1(b) of the Agreement is modified by adding the following at the end thereof:

              (A) Republic agrees that any agreement to sell, or any actual sale, of the real


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estate owned by BSB at 2222 Ponce de Leon Ave., Coral Gables, Florida (the
"Property") for a sales price in excess of $5.8 million will not constitute a breach of any warranty, representation or covenant made by BSB contained in this Agreement, nor will such events be asserted in any respect as a failure to satisfy a condition that would permit Republic to refuse to close the transactions contemplated by this Agreement.

              (B) Republic acknowledges that in the event an agreement to sell or the sale of the Property results in a different accounting treatment other than a "pooling of interests", Republic may not assert such event as a cause or condition that might permit it to refuse to close the transactions contemplated by this Agreement.

              (C) If BSB proposes to enter into a binding contract to sell the Property, Republic will have (5) business days in which to review the terms (other than the purchase price, which shall be subject to paragraph (A) above) of the contract of sale, to conduct its due diligence with respect to the proposed purchaser and to approve the purchase, which approval will not be unreasonably withheld. If Republic has not notified BSB in writing of its disapproval within such five (5) business day period, or if Republic has notified BSB in writing of its approval within such period, BSB will be authorized to enter into a binding contract with such purchaser.

              (D) If BSB enters into a binding contract to sell the Property prior to the Effective Time, the Appraised Value of Real Estate shall be the sales price specified in the contract.

              (E) If the Property is sold prior to the Effective Time, Republic agrees that the Appraised Value of Real Estate shall be equal to the sales price for the Property.

              (F) For the purposes of this Agreement, the "sales price" shall be equal to the gross sales price for the Property, before commissions and other routine closing costs.

          6. BYLAWS. The By-laws of the Bank shall continue to be its By-laws following the Effective Date of the Merger.

          7. DIRECTORS AND OFFICERS. The Directors and Officers of the Bank, on the Effective Date of the Merger, shall continue as the Directors and Officers of the Bank for the full unexpired terms of their offices and until their successors have been elected or appointed.

          8. APPROVAL. The Agreement, as amended by this Amendment, shall be submitted for the approval of the shareholders of BSB in the manner provided by the applicable laws of the State of Florida and the United States of America and shall further be submitted for approval by the Florida Department of Banking, the Federal Deposit Insurance Corporation and such other state or federal regulatory agencies as state or federal law shall require.


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          9.  DISSENTING STOCKHOLDERS. In accordance with the provisions of
Section 655.414 (1)(e)

of the Florida Statutes, dissenting shareholders of BSB are entitled to the rights set forth in Section 658.44(4) and (5) of the Florida Statutes. The rights of dissenting shareholders of BSB are described in Section 2.5 of the Merger Agreement.

          10. NONCONFORMING ACTIVITIES. From and after the effective date of the Merger, the Bank will not engage in any nonconforming activities, except to the extent necessary to fulfill obligations existing prior to the Merger pursuant to the provisions of Section 655.418(4) of the Florida Statutes.

          11. EFFECTIVE DATE OF MERGER. Following satisfaction of the various conditions specified in the Agreement, the Merger shall be consummated on the date of the Closing and at the Effective Time, as such terms are defined in the Agreement, as specified in the Certificate of Merger to be issued by the Department of Banking and Finance of the State of Florida. The parties hereto shall request the issuance of the Certificate of Merger with the effective date therein to be as of such date and time.

          12. CONVERSION OF DATA PROCESSING SYSTEM. A new Section 7.17 shall be added to the Agreement as follows:

                    7.17 CONVERSION OF DATA PROCESSING SYSTEM. At the request of Republic, and on or before April 1, 1998, BSB shall notify its outside data processing service provider of its intent to terminate its data processing contract effective September 1, 1998. BSB shall take such steps as may be reasonably requested by Republic to convert to the Bank's outside data processing service provider, commencing upon termination of BSB's existing contract, and to coordinate the transition of the data processing systems of BSB to those of the Bank upon consummation of the Merger. In connection therewith, the parties agree as follows:

              (a) Termination by BSB of its data processing contract as provided herein shall not constitute a breach of any warranty, representation or covenant contained in the Agreement;

              (b) In the event the transition to the data processing service of the Bank results in increased costs over that provided in BSB's existing contract (including, without limitations, start up fees, item processing costs, conversion fees and expenses), Republic shall reimburse BSB for such costs upon request. Such increased costs, to the extent they are incurred during a month prior to the month in which regulatory approvals are received to consummate the Merger, shall be treated as income of BSB for the purposes of Section 2.1(b) of this Agreement;

              (c) In the event the Agreement is terminated for any reason, Republic and the Bank shall indemnify and hold BSB harmless from all costs, liabilities and expenses (including costs resulting from customer claims) incurred by BSB in (i) terminating such agreement or


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contract it may have entered into with the Bank's data processing service provider, (ii) the resumption of data processing services from its current data processing service provider or such other provider as it may reasonably select. In connection therewith, Republic and the Bank shall take all reasonable steps to assure that BSB continues to receive data processing services from the Bank's data processing service provider for such time as may be required in order to effect an orderly transition to a new provider.

              (d) Nothwithstanding any other provision of this Agreement, the provisions of this Section 7.17 shall survive the termination of this Agreement.

          13. MISCELLANEOUS AMENDMENTS. The Agreement shall also be amended as follows:

          a. The reference to "Holland & Knight LLP" in Section 8.1(f) of the Agreement shall be changed to "its respective counsel";

          b. The reference to the phrase "Share Exchange" in Section 10.0(b) of the Agreement shall be deleted, and all other references to "Share Exchange" in Section 9.1 and elsewhere in the Agreement shall be changed to "Merger; and

          c. The following term (and its accompanying section reference) shall be added to Section 10.0(b) of the Agreement:

              "Merger                 Preamble
              Property                2.1(b)
              Sales price             2.1(b)"


          14. CAPITALIZED TERMS. All of the capitalized terms in this Amendment not defined herein shall have the same definitions and meanings as those set forth in the Agreement.


          15. AMENDMENT AND TERMINATION. The Agreement, as amended by this Amendment, may be amended or terminated in accordance with the provisions on amendment and termination set forth in the Agreement.


          16. EXECUTION OF AGREEMENT. This Amendment may be executed in any number of counterparts, and each counterpart shall constitute an original instrument.


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          17.  APPLICABLE LAW. The Agreement, as amended by this Amendment, shall be interpreted and governed by the laws of the State of Florida.

          IN WITNESS WHEREOF, this Amendment is executed on behalf of the parties hereto by their officers, sealed with their corporate seals, and attested by their respective Secretaries pursuant to the authorizations of their respective Boards of Directors on the date first above written.


                                       REPUBLIC BANK


Attest
                                       --------------------------------------
-------------------------              John W. Sapanski
Secretary                              President and Chief Executive Officer

Corporate Seal:


                                       REPUBLIC BANCSHARES, INC.


Attest
                                       --------------------------------------
-------------------------              John W. Sapanski
Secretary                              President and Chief Executive Officer

Corporate Seal:

                                       BANKERS SAVINGS BANK,  F.S.B


Attest:
                                       --------------------------------------
-------------------------              Octavio Hernandez
Secretary                              President and Chief Executive Officer

Corporate Seal:


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